Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to that certain employment agreement dated as of October 8, 2004, as amended on June 22, 2005, between Kristina Leslie and DreamWorks Animation SKG, Inc. (the “Agreement”). Except as provided to the contrary, all capitalized terms herein shall have the same meaning as under the Agreement.

For good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, the parties agree to further amend the Agreement as follows:

1. The first sentence of Paragraph 2.b. of the Agreement shall be deemed deleted and the following sentence shall be deemed inserted in its place:

“During the Employment Term, you shall render your exclusive full time business services to Studio and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the President of Studio, all as hereinafter set forth.”

2. The following paragraph shall be deemed inserted immediately after Paragraph 2.b. of the Agreement:

“2.c. Employer hereby employs and retains Employee to render Employee’s exclusive full time business services to Employer and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the President of Employer, all as hereinafter set forth. Employee shall report to the President of Employer (currently Lew Coleman [“Coleman”]); provided that if Coleman is not actively involved in the business of Employer or otherwise incapable of involvement in the day-to-day business of Employer, including by reason of death or disability, then Employee shall report to the CEO of Studio. In addition, if any senior executive of Employer other than the President reports to the CEO of Studio, then you shall be entitled to report to the CEO of Studio.”

3. Paragraph 4.b.(iv) of the Agreement shall be deemed deleted and the following paragraph shall be deemed inserted in its place:

“(iv) All Options and Restricted Stock (and any other equity-based awards) referred to in this Paragraph 4.b will (x) be valued using a method or methods (including where appropriate a Black-Scholes or other fair value method) as determined by the Compensation Committee from time to time (and, in the case of the Initial Grants, taking into account the IPO price to the public without regard to the underwriters’ discount), (y) become fully vested, exercisable (if applicable) and nonforfeitable within a period not to exceed four (4) years from the date of grant in a manner determined by the Compensation Committee, and will be contingent on both the continuing performance of services to Studio (subject to Paragraphs 9, 10, 11, 12 and 13) and the achievement of performance goals as established by the Compensation Committee from time to time (A) except that the Initial Grants shall not be subject to the achievement of performance goals and the Initial Grants that are fully vested Restricted Stock shall not be subject to the continuing performance of services and (B) it being understood that the performance goals and performance periods will be no more burdensome than the performance goals and the performance periods for applicable compensation awards made approximately contemporaneously to the CEO, President and the General Counsel of Studio and (z) otherwise be subject to such terms and conditions as may be set forth in the Plan or determined by the Compensation Committee from time to time. Upon the expiration of the Employment Term (i.e., five (5) years after the Effective Date) but only if your employment hereunder has not been terminated earlier, (x) you will be entitled to all equity based compensation vested as of such date, and (y) provided Studio does not continue to employ you and solely with respect to any grant of equity based compensation previously awarded to you that is subject to cliff vesting (i.e., is not eligible for vesting prior to the end of the applicable four-year period), you will have the opportunity, on the previously established vesting date for such grant and provided that all the terms and conditions of such grant (including any performance-based criteria) have been satisfied, to vest in the portion of such grant that would have been eligible for vesting prior to the expiration of the Employment Term if such grant had been eligible for 25% vesting on each of the anniversaries of such grant.”

4. Clause (ii) of Paragraph 11. shall be deemed deleted and the following shall be deemed inserted as the new Clause (ii) of Paragraph 11. in the Agreement:

“(ii) failure to obey reasonable and material orders given by the President of Studio or by the board of directors of Studio;”

5. Clause (iv) of Paragraph 13. shall be deemed deleted and the following shall be deemed inserted as the new Clause (iv) of Paragraph 13. in the Agreement:

“(iv) any time that Studio shall direct or require that you report to any person other than the President (except as provided in Paragraph 2.c. hereof); or”

Except as expressly modified herein, the Agreement is not modified or amended in any respect and, as modified herein, the Agreement is hereby ratified and confirmed in all respects.

Effective as of December 5, 2005

ACCEPTED AND AGREED TO:

DREAMWORKS ANIMATION SKG, INC.

/s/ KRISTINA LESLIE	By:	/s/ JEFFREY KATZENBERG
KRISTINA LESLIE
	Its:	Chief Executive Officer